Free Writing Prospectus
Dated April 29, 2009
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

                                                                  Morgan Stanley

Morgan Stanley First Quarter 2009 Overview
April 2009

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Notice
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The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10K for the fiscal year ended November 30, 2008, and the Company's Current Reports on Form 8K,
including any amendments thereto, all of which are available on
www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10K for the fiscal year ended November 30, 2008 and the Company's Current Reports on Form 8K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-584-6837.

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Index
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o    Consolidated Financial Results

     - Institutional Securities

     - Asset Management

     - Global Wealth Management

o    Reduction in Risk Positions

o    Firmwide Real Estate Investments

o    Reduction in Leverage

o    Strong Capital

o    Funding Diversification

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Consolidated Financial Highlights

1Q 2009 Highlights	
Net Revenues ($Bn)	3.0
PBT ($Bn)	(0.9)
Net Income ($Bn)	(0.18)
Diluted EPS ($)	(0.57)
Diluted EPS ($) (Ex-Loss from Debt-Related Credit Spreads)	0.37
Book Value per Common Share ($)	27.32
Tangible Book Value per Common Share (1)	24.63
Leverage Ratio (2)	11.1x

1Q 2009 Revenue Drivers

- Delivered strong results in Commodities, Interest Rates, Credit Products & Investment Banking; solid performance in Global Wealth Management
- Improvements in Morgan Stanley's Debt-Related Credit Spreads resulted in an accounting loss of $1.5 billion
- Industry-Wide decline in Commercial Real Estate Market negatively impacted revenues by $800 million and expenses by $200 million

Strategic Momentum

- Expenses Reduced 33%; Firm on track to achieve annual savings target of $2 billion
- MOU signed to establish new joint venture integrating the Morgan Stanley and Mitsubishi UFJ Financial Group, Inc.'s Japanese securities businesses into the third largest brokerage franchise in Japan
- Morgan Stanley Smith Barney joint venture scheduled to launch by the end of this year's third quarter

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1) Tangible Book value per common share equals tangible common equity divided by period end common shares outstanding.
(2) Leverage ratio equals total assets divided by tangible Morgan Stanley shareholders' equity.

Morgan Stanley

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Institutional Securities

Net Revenue
($MM)



12,969
2,178
3,485
9,025
(1,719)
1,696
812
486
877
(479)
2008
1Q 2009
Fixed Income (1)
Equity
Investment Banking
Other Inst. Securities (2)

1Q 2009 Highlights

- Fixed Income delivered strong results in Commodities, Interest Rates and Credit Products
- Investment Banking delivered strong results
  - Ranked # 1 in announced global M&A
- Equity derivatives delivered solid quarter
- Entered MOU (memorandum of understanding) to establish securities joint venture with Mitsubishi UFJ Financial Group, Inc.

Notable Revenue Items

- Morgan Stanley Credit Spread Improvement – ($1.5 billion)
- Principal Investments [3] – ($791 million)
- Lending Business – ($437 million)
- Subsidiary Bank Investment Portfolio – ($200 million)

Notable Expense Item

- Non-interest expenses were 34% below the average quarter in 2008

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading. Other sales and trading net revenue primarily includes net losses from the mark-to-market of loans and closed and pipeline commitments and related hedges, and results related to Investment Banking and other activities.
(2) 2008 includes pre-tax gains of $1,489 million related to the follow-on offerings of MSCI Inc. 1Q09 includes investment losses, fees and other revenues.
(3) Principal transactions investments revenue reflects net gain / (loss) on investments marked at fair value. The related investment asset balance for the quarters ended Mar 31, 2008, June 30, 2008, Sept 30, 2008, Dec 31, 2008 and Mar 31, 2009 are $10.4 billion, $10.1 billion, $9.5 billion, $6.5 billion, and $6.3 billion, respectively.

Morgan Stanley

5

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Asset Management
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Net Revenue

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1Q 2009 Highlights

o    Core Business which includes traditional funds, hedge funds and fund-of-funds asset management returned to profitability

Notable Revenue Items

o    Merchant Banking

     - Principal Investments

     - Real Estate Losses

     - ($374 million)

     - Private Equity

     - ($56 million)

Notable Expense Items

o    Crescent Impairment - ($131 million)

o    Cost reduction initiatives drove expenses down 38% from 4Q08 (excluding
     Crescent impairment in both periods)

Other

o    Assets under management down 12% to $356 billion from 4Q08 reflecting reduced asset values and customer outflows

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues.

 Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Global Wealth Management
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Net Revenue

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1Q 2009 Highlights

o    Solid Performance in 1Q 2009

     -    9% PBT Margin

     -    12% PBT margin (ex-joint venture integration costs)

     -    20% ROE

o    Bank Deposits program up 21% from 4Q 2008 to $47 billion

     -    Total Firm-wide Deposits up to $60 billion

o    $3 billion net new client assets

o    $630,000 average annualized revenue per global representative

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking and Other revenues. 2008 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Reduction in Risk Positions

Net Exposure (1)

($Bn)


7.3
1.1
10.9
4.0
17.5
4.0
19.6
4.2
ABS CDO / Subprime (3)
Other Mortgage-Related
CMBS
Leveraged Acquisition Finance Pipeline
4Q 2007 (2)
1Q 2009

Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1) Net Exposure is defined as potential loss to the Firm in an event of 100% default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

(2) 4Q 2007 numbers as reported on fiscal basis.

(3) Includes subprime securities held by the investment portfolios of Morgan Stanley Bank N.A. and Morgan Stanley Trust FSB (collectively, the "Subsidiary Banks"). The securities in the Subsidiary Banks' portfolios are part of the Company's overall Treasury liquidity management portfolio. The market value of the Subsidiary Banks' subprime-related securities, most of which are investment grade-rated residential mortgage-backed securities, was $1.8 billion at March 31, 2009 and $5.5 billion at November 30, 2007.

Morgan Stanley

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Firmwide Real Estate Investments
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Total Real Estate Investments $4.9bn(2)

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March 31, 2009
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o    Crescent and Other Consolidated Interests gross investment assets subject to non-recourse debt of $2.5 billion provided by third party lenders

o    Morgan Stanley has $1.9 billion in contractual capital commitments, guarantees and counterparty arrangements with respect to total real estate investments as of March 31, 2009

     -    Additional $0.2 billion unsecured operating capital facility terms being discussed with one of the Funds

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  As of March 31, 2009, certain of the Company's subsidiaries were in default under third party real estate financings that are generally non-
     recourse (subject to limited guarantees) due to a breach of certain non-monetary covenants. Limited waivers of those covenants have been obtained from the lenders for the period effective March 31, 2009 and continuing through May 31, 2009.
(2)  Total real estate balances exclude investments that benefit certain deferred compensation and employee co-investment plan.

Morgan Stanley
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                    is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it
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Substantial Reduction in Leverage
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Total Assets
($Bn)

[GRAPHIC OMITTED]
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Tangible Shareholders' Equity ($Bn) (1)
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                           41          42            48           56          56

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Leverage Ratios (2)
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                        27.7x       26.1x         19.8x        12.1x       11.1x

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     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Excludes non-controlling interests.
(2)  Leverage ratio equals total assets divided by tangible Morgan Stanley shareholders' equity.

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Substantial Reduction in Leverage
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Key Capital Ratios (Basel l)

Tier 1 Capital ratio                           16.4%
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Tier 1 Capital ratio                           12.9%
(Excluding TARP Capital)
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TCE to RWA (2)                                  9.3%
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Tangible Common Equity / Tangible Assets (1)
(%)

                               [GRAPHIC OMITTED]

           4Q 2007                                           4Q 2008
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     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Tangible common equity / Tangible assets equals tangible common equity divided by tangible assets. Tangible assets are equal to total assets less goodwill and intangibles, excluding mortgage servicing rights.
(2)  Tangible Common Equity to Risk Weighted Assets - Effective March 31, 2009,
     the Company calculated its Tier 1 capital ratio and risk-weighted assets
     (RWAs) in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board. These standards are based upon a framework described in the International Convergence of Capital
     Measurement, dated July 1988, as amended, also referred to as "Basel I."
     These computations are preliminary estimates as of April 22, 2009 (the date of this report) and are subject to revision in the Company's
     Quarterly Report on Form 10Q for the fiscal period ended March 31, 2009.

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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Funding Diversification
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Composition of Funding Liabilities and Equity

[GRAPHIC OMITTED]

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Source:
Morgan Stanley SEC Filings

Morgan Stanley
                    This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public
                    information. The presentation has not been updated since it was originally presented.

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